Exhibit 10.21

THE UNIMIN CORPORATION

PENSION RESTORATION PLAN

Effective January 1, 1994

(As Amended and Restated As Of July 31, 2008)

I.	Purpose of Plan

This Pension Restoration Plan (“Restoration Plan”), as amended and restated, is intended to ensure that employees participating in the Unimin Corporation Pension Plan (“Pension Plan”) subject to the Benefit Schedule for Covered Group C, and whose funded benefits are or will be limited by the compensation limitations imposed by Section 401 (a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), receive the level of benefits anticipated to be paid under the Pension Plan based upon the Pension Plan’s definition of compensation, applied without limitation. This Restoration Plan is completely separate from the Pension Plan, is unfunded, and is not qualified for special tax treatment under the Code. The Restoration Plan is intended to constitute a nonqualified, unfunded deferred compensation plan for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”). The stock of Unimin Corporation and Affiliated Employers is not publicly traded on an established securities market or otherwise as described in Section 409A(a)(2)(B)(i).

II.	Definitions

(1)	“Affiliated Employer” shall mean any division, subsidiary or affiliated company of the Company not participating in the Plan, which is an “Affiliated Employer” as defined in the Pension Plan, but only to the extent such “Affiliated Employer” is required to be treated as the Company for purposes of the applicable provision of Section 409A of the Code.

(2)	“Actuarial Equivalent” shall mean a benefit of equivalent value to another benefit determined using the factors specified in the Pension Plan for a similar determination, unless otherwise provided in the Restoration Plan.

(3)	“Benefit Commencement Date” shall mean, unless the Restoration Plan expressly provides otherwise, the first day of the first period coincident with or next following the Eligible Participant’s Separation from Service for which an amount is due under the Restoration Plan as an annuity or any other form. There may be a different Benefit Commencement Date for an Eligible Participant’s Grandfathered Benefit and Non-Grandfathered Benefit.

(4)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(5)	“Committee” shall mean the Administrative Committee of the Unimin Corporation Pension Plan.

(6)	“Company” shall mean Unimin Corporation, or any successor by merger, purchase, or otherwise.

(7)	“Eligible Participant” shall mean any person who is participating in the Restoration Plan pursuant to Section III of the Restoration Plan.

(8)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(9)	“Grandfathered Benefit” shall mean the portion of a Participant’s Restoration Plan benefit accrued and vested before January 1, 2005, determined under Section IV(1) of the Restoration Plan and the applicable IRS regulations under Section 409A of the Code as if the Eligible Participant terminated employment as of December 31, 2004, or his or her Separation from Service, if earlier, and commenced payment of his or her benefit with the maximum value available under the Plan on the earliest possible date permitted under the Restoration Plan to receive payment following Separation from Service.

(10)	“Non-Grandfathered Benefit” shall mean the portion of a Participant’s benefit determined under Section IV(1) of the Restoration Plan that is not a Grandfathered Benefit.

(11)	“Pension Plan” shall mean the Unimin Corporation Pension Plan, as amended from time to time, except that, with regard to the time and form of payment of the Grandfathered Benefit, the Pension Plan shall mean the Pension Plan in effect on October 3, 2004 to the extent required to comply with Section 409A of the Code.

(12)	“Pension Plan Annuity Starting Date” shall mean the Eligible Participant’s “Annuity Starting Date” (as such term is defined under the Pension Plan).

(13)	“Separation from Service” shall mean the death of an Eligible Participant or the retirement or other termination of employment of the Eligible Participant such that he or she ceases to be an employee of the Company and all Affiliated Employers, provided that no change in an Eligible Participant’s employment status shall be considered a Separation from Service unless it would be treated as such pursuant to regulations under Section 409A of the Code. A Separation from Service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Participant will perform after that date (whether as an employee or an independent contractor) will permanently decrease to less than 50% of the average bona fide services performed over the immediately preceding thirty-six (36) month period. An Eligible Participant shall be considered to continue employment and to not have a Separation from Service while on a leave of absence if the leave does not exceed six (6) consecutive months (29 months for a disability leave of absence) or, if longer, so long as the Eligible Participant retains a right to reemployment with the Company or an Affiliated Employer under an applicable statute or by contract. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Eligible Participant to be unable to perform the duties of his or her job or a substantially similar job.

III.	Eligible Participants

All participants in the Pension Plan subject to the Benefit Schedule for Covered Group C shall be eligible to participate in this Restoration Plan whenever their benefits that would otherwise be accrued under the Pension Plan as from time to time in effect are reduced by the limitations upon compensation instituted pursuant to Section 401 (a)(17) of the Code.

IV.	Equalized Benefits Related to the Pension Plan

(1)	Amount of Benefit. Prior to adjustment in accordance with Section IV(2), an Eligible Participant’s benefit under this Restoration Plan is equal to the amount that the Eligible Participant’s Pension Plan benefit, calculated as of the earlier of (a) the Eligible Participant’s Benefit Commencement Date and (b) the Eligible Participant’s date of death, is reduced by application of the compensation limitations of Section 401 (a)(17) of the Code. An Eligible Participant’s benefit under this Restoration Plan shall be accrued in accordance with the same provisions that govern accruals of benefits under the Pension Plan and shall vest in accordance with the vesting provisions of the Pension Plan.

(2)	Form of Payment

(a)	The benefit under Section IV(1) of an Eligible Participant whose Benefit Commencement Date is prior to January 1, 2009 shall be paid in the same form of payment in which the Eligible Participant receives his or her benefit under the Pension Plan.

(b)	The benefit under Section IV(1) of an Eligible Participant whose Benefit Commencement Date is on or after January 1, 2009 shall be paid in accordance with subparagraphs (I) and (ii) below:

(i)	The Grandfathered Benefit shall be paid in the same form of payment in which the Eligible Participant receives his or her benefit under the Pension Plan; and

(ii)	Unless the Eligible Participant has made a valid election under paragraph (c) below of an optional form of payment, the Non-Grandfathered Benefit shall be paid as a one-time lump-sum payment of Actuarial Equivalent value to the benefit under Section IV(1).

(c)	In lieu of the form of payment specified in paragraph (b)(ii) above and subject to paragraphs (d) and (e) below, an Eligible Participant who does not have a Pension Plan Annuity Starting Date prior to January 1, 2009 may elect to convert his or her Non-Grandfathered Benefit into any optional form of payment available to him or her under the Pension Plan.

(d)	Within 30 days of becoming an Eligible Participant, or by December 31, 2008, if later, an Eligible Participant may elect a form of payment for his or her Non-Grandfathered Benefit, and such election shall become effective and irrevocable on the date it is received by the Committee, except as allowed in paragraph (e) below and otherwise in accordance with Section 409A of the Code.

(e)	Unless otherwise made in accordance with paragraph (d) above or as otherwise provided under the provisions of Section 409A of the Code, an election pursuant to paragraph (c) above:

(i)	shall become effective 12 months after the date such election is made;

(ii)	must be made at least 12 months prior to the date payments to the Eligible Participant would otherwise commence pursuant to the Restoration Plan; and

(iii)	must be accompanied by an election of a new Benefit Commencement Date which is at least 5 years after the date payments to the Eligible Participant would otherwise commence pursuant to the Restoration Plan;

provided, however, that if an Eligible Participant has an election of an annuity form of payment in effect and elects to change the form of payment to any actuarially equivalent (for purposes of Section 409A of the Code) annuity form of payment available, subparagraphs (i), (ii) and (iii) above shall not be applicable and such election shall become effective on the date it is received by the Committee.

An election is deemed to be made on the date such election is received by the Committee.

(3)	Timing of Payment

(a)	The Benefit Commencement Date of an Eligible Participant whose Pension Plan Annuity Starting Date is prior to January 1, 2009 shall be such Pension Plan Annuity Starting Date.

(b)	If an Eligible Participant does not have a Pension Plan Annuity Starting Date prior to January 1, 2009:

(i)	the Benefit Commencement Date for the Grandfathered Benefit payable to or on behalf of such Eligible Participant shall be his or her Pension Plan Annuity Starting Date; and

(ii)	unless the Eligible Participant has made a valid election under paragraph (c) below of an optional Benefit Commencement Date, the Benefit Commencement Date for the Non-Grandfathered Benefit payable to such Eligible Participant shall be the first day of the month coincident with or next following the Eligible Participant’s Separation from Service.

(c)	In lieu of the Benefit Commencement Date specified in paragraph (b)(ii) above and subject to paragraphs (d) and (e) below, an Eligible Participant who does not have a Pension Plan Annuity Starting Date prior to January 1, 2009 may elect to have the Benefit Commencement Date applicable to his or her Non-Grandfathered Benefit be the first day of the month coincident with or next following the later of (i) the Eligible Participant’s Separation from Service and (ii) the date specified by the Eligible Participant.

(d)	Within 30 days of becoming an Eligible Participant, or by December 31, 2008, if later, an Eligible Participant may elect a Benefit Commencement Date for his or her Non-Grandfathered Benefit, and

such election shall become effective and irrevocable on the date it is received by the Committee, except as allowed in paragraph (e) below and otherwise in accordance with Section 409A of the Code.

(e)	Unless otherwise made in accordance with paragraph (d) above or as otherwise provided under the provisions of Section 409A of the Code, an election pursuant to paragraph (c) above:

(i)	shall become effective 12 months after the date such election is made;

(ii)	must be made at least 12 months prior to the date payments to the Eligible Participant would otherwise commence pursuant to the Restoration Plan; and

(iii)	the new Benefit Commencement Date under such election must be at least 5 years after the date payments to the Eligible Participant would otherwise commence pursuant to the Restoration Plan.

An election is deemed to be made on the date such election is received by the Committee.

(f)	Anything in the Restoration Plan to the contrary notwithstanding, no distribution shall be made that would cause the Restoration Plan to violate Section 409A of the Code.

(4)	Preretirement Death Benefits. An Eligible Participant shall elect a beneficiary (or beneficiaries) to receive the benefit payable if the Eligible Participant dies before payments to him or her commence. Such benefit shall be paid as a one-time lump-sum payment as soon as administratively practicable after the Eligible Participant’s death. If the Eligible Participant does not designate a beneficiary pursuant to this subsection (4), or if the designated beneficiary predeceases the Eligible Participant, payments shall be in accordance with the order of preference set forth in Section 1.08 of the Pension Plan.

(5)	An Eligible Participant’s beneficiary may not elect to defer receipt of the benefits provided under this Restoration Plan or elect a different form of payment.

(6)	The Restoration Plan benefit paid to the Eligible Participant or beneficiary shall be based on the factors used for determining actuarial equivalence that are set forth in the Pension Plan.

V.	Miscellaneous

(1)	The Company shall not be required to fund or otherwise segregate assets for the payment of benefits under the Restoration Plan. Benefits under the Restoration Plan shall be paid from the general assets of the Company. However, the Company may establish a grantor trust or other arrangement in order to aid it in providing benefits due under the Restoration Plan. The assets of said trust or arrangement will be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in the Restoration Plan and the applicable documents establishing the trust or other arrangements, subject to the following conditions:

(a)	the creation of said trust or other arrangement shall not cause the Plan to be other than “unfunded” for purposes of Title I of ERISA;

(b)	the Company shall be treated as the “grantor” of any such trust for purposes of Sections 671 and 677 of the Code, and;

(c)	the documents establishing the trust or other arrangement shall provide that the assets held under the trust or other arrangement may be used to satisfy claims of the Company’s general creditors, provided that the rights of such general creditors are enforceable under federal and state law.

(2)	The Company may amend or terminate the Restoration Plan at anytime. In the event the Restoration Plan is amended or terminated, all benefits that have accrued to an Eligible Participant or the Eligible Participant’s beneficiary shall not be reduced as a result of such amendment or termination.

(3)	The Committee shall have the exclusive authority, responsibility and discretion to administer and interpret this Restoration Plan in any manner not plainly inconsistent with its terms, and whose determinations shall be final and binding on all parties, subject to review by the Company.

(4)	This Restoration Plan shall be binding upon the successors and assigns of the Company and shall inure to the benefit of Eligible Participants, their beneficiaries, heirs, legal representatives, and assigns.

(5)	If an Eligible Participant’s benefit is to be paid to a beneficiary in the event of the Eligible Participant’s death prior to the date payments to the Eligible Participant commence, the Eligible Participant shall have the right anytime to change the designation of such beneficiary.

(6)	This Restoration Plan shall be construed, administered and enforced according to the laws of the State of Connecticut, to the extent not superseded by federal law.

(7)	To the extent permissible by law, the provisions of this Restoration Plan are severable. If any provision of this Restoration Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Restoration Plan, and the Restoration Plan shall be carried out as if such invalid or unenforceable provision were not contained herein.

(8)	Paragraph headings are used herein for convenience of reference only and shall not affect the meaning of any provision of the Restoration Plan.

Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa.

(9)	The Company shall have the right to deduct from each payment to be made under this Restoration Plan any required withholding taxes.

(10)

If the Committee receives evidence that a person entitled to receive any payment under the Restoration Plan is physically or mentally incompetent to receive payment and to give a valid release, and another person or any institution is maintaining or has custody or such person, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, then any distribution made under this Restoration Plan may be made to such other person or institution. The release of such other person or institution will be a valid and complete discharge for the payment of such distribution.

(11)	Claims Procedure

(a)	Submission of Claims

All claims for benefits under this Restoration Plan shall be in writing and shall be submitted to the Committee.

(b)	Denial of Claims

If any application for payment of a benefit under the this Restoration Plan shall be denied, the Committee shall notify the claimant within 90 days of such application setting forth the specific reasons therefore and shall afford such claimant a reasonable opportunity for a full and fair review of the decision denying his or her claim. If special circumstances require an extension of time for processing the claim, the claimant will be furnished with a written notice of the extension prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision. Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:

(i)	reference to pertinent provisions of this Restoration Plan;

(ii)	such additional information as may be relevant to the denial of the claim, including a description of any information required from the claimant to perfect the claim along with an explanation of why such information is necessary;

(iii)	an explanation of the claims review procedure and a statement of the claimant’s right to bring an action under section 502(a) of ERISA following an adverse determination on review; and

(iv)	notice that such claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits.

If the claim has not been granted and written notice of the denial of the claim is not furnished within the specified time period, the claim shall be deemed denied upon the expiration of such specified time period for the purpose of proceeding to the claims review procedure.

(c)	Claims Review Procedure

The claimant or his or her authorized representative shall have 60 days after receipt of written notification of a denial of a claim to request a review of the denial by making written request to Committee, and may review pertinent documents and submit issues and comments in writing within such 60-day period.

Within 60 days after receipt of the request for review, the Committee shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Restoration Plan provisions on which it is based. The claimant shall also be provided with a statement of his or her right to request and free of charge, reasonable access to and copies of all documents, records and other relevant information, and his or her right to bring an action under section 502(a) of ERISA. If special circumstances required an extension of time for processing, the decisions shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review, provided that written notice and explanation of the delay are given to the claimant prior to commencement of the extension. Such decision by the Committee shall not be subject to further review. If a decision on review is not furnished to a claimant within the specified time period, the claim shall be deemed to have been denied on review.

(d)	Exhaustion of Remedy

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under this Restoration Plan until the claimant has first exhausted the procedures set forth in this subsection (11).